Exhibit 10.122

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of April 1, 2017 (the “Effective Date”), by and between QS Energy, Inc. a Nevada corporation (“Employer”) and Jason Lane (“Employee”) (collectively, the “Parties”).

Employee desires to set forth herein the terms and conditions pursuant to which he will agree to employment by Employer, and Employer desires by the terms and conditions of this Agreement to agree to employ Employee.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the Parties agree as follows:

1.     Employment.

1.1     Acceptance of Employment. Effective the Effective Date, Employer agrees to employ Employee, and Employee agrees to employment with Employer, on the terms and conditions set forth in this Agreement.

1.2     Duties and Powers. Employee shall serve as the Company’s Chief Executive Officer (CEO), and in such capacity shall be one of the Company’s senior executive officers. Employee’s duties shall be consistent with such position, including bringing capital in to the Company. In carrying out his duties, Employee shall use Employee’s best efforts, skills, judgment, and abilities, and shall at all times promote the Company’s interest and perform and discharge well and faithfully, those duties. In addition, Employee shall abide by all of the requirements of the Securities and Exchange Commission (“SEC”), and adhere to the policies and requests of the Company with respect thereto, as the same may exist from time to time, applicable to executive officers of public companies. Employee shall perform or do all such duties, services, acts or things necessary or advisable at the direction of Employer and subject at all times to the policies set by the Board of Directors of the Employer (the “Services”).

1.3     Supervision. Employee shall report to the Board of Directors of the Employer in connection with the performance of his duties hereunder.

1.4     Location. Executive shall perform his duties at Employer’s offices located at ______________________________________________________________________, or at such other location as directed by Employer.

1.5     Hours of Employment. Employee shall devote his full energies, abilities and productive time to the performance of his duties, which is expected to be, on average, not less than 40 hours each week.

2.     Confidential Information. Employee hereby acknowledges that, during and solely as a result of his employment by Employer, he will have access to confidential information and business and professional contacts. Employee hereby agrees as follows:

2.1     Definition. “Confidential Information” shall mean any information, tangible or intangible, relating to the business of Employer and its affiliated companies, and their products, finances, budgets, methods, policies, procedures, business, plans, computer or other data, techniques, designs, research or development projects or results, customers or clients, employees, trade secrets, intellectual property, or other knowledge or processes of or developed by Employer and its affiliated companies, and any other confidential information relating to or dealing with the businesses of Employer and its affiliated companies, made known to Employee or learned or acquired by Employee while in the employ of Employer, but Confidential Information shall not include information lawfully known generally by or readily accessible to the trade or the general public.

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2.2     Use. During the Term (defined below), Employee shall use and disclose Confidential Information only for the benefit of Employer and only as necessary to carry out Employee’s responsibilities under this Agreement. After the Term, Employee shall not, directly or indirectly, disclose to any person or entity, or use for the direct or indirect benefit of any person or entity, any Confidential Information, without the express written permission of Employer. At no time shall Employee, directly or indirectly, remove or cause to be removed from the premises of Employer any Confidential Information (including copies, extracts and summaries thereof) except in furtherance of the performance of Employee’s duties hereunder.

2.3     Proprietary Interests. Employee acknowledges and agrees that all Confidential Information, whether developed by him or others, is and will remain the sole and exclusive property of Employer. Employee further recognizes and agrees that all work performed or work product developed by him in the course of his employment with Employer is and shall remain the sole and exclusive property of Employer. Employee hereby assigns to Employer any rights Employee may have or acquire in such Confidential Information and agrees to sign any additional document(s) that Employer may determine is/are necessary to effectuate such assignment. This Agreement does not apply to an invention by Employee that qualifies as a nonassignable invention under Section 2870 of the California Labor Code.

2.4     Return of Confidential Information. Upon the termination of Employee’s employment with Employer for any reason, or at the request of Employer before, at or after termination, Employee will promptly deliver to Employer all records, files, memoranda, documents, lists and other information containing any Confidential Information, including all copies or summaries thereof, in Employee’s possession or control, whether prepared by Employee or others. Should Employee discover such items in his possession after his separation and departure from employment with Employer, he agrees to return them promptly to Employer without retaining copies.

3.     Term of Employment. Subject to earlier termination as provided herein, Employee hereby agrees to continue to be employed by Employer for a term of two (2) years (“Term”) beginning on the Effective Date of this Agreement, and Employer hereby agrees to employ Employee during such Term.

4.     Compensation. In consideration for the performance of Employee’s duties and the rendition by Employee of the Services to be provided under this Agreement, and in consideration of Employee’s agreement to continue his Employment with Employer, Employer shall compensate Employee as follows:

4.1     Base Salary. Throughout the Term, Employer shall pay Employee an annual base salary (“Base Salary”) of One Hundred Fifty Thousand Dollars ($150,000). All Base Salary shall be payable ratably in bi-weekly installments, or more or less often in accordance with Employer’s standard payroll practices in effect from time to time, net of all amounts required to be withheld by Employer for taxes imposed on Employee pursuant to all applicable laws.

4.2     Options. As an inducement to Employee to agree to his employment with Employer pursuant to the terms and conditions of this Agreement, Employer agrees to issue to Employee options to purchase 3,000,000 shares of restricted common stock of the Company (the “Options”) The Options shall vest pursuant to a two (2) year vesting schedule, as follows: 500,000 of the Options at $0.15 per share and 500,000 of the Options at $0.25 per share, shall vest twelve (12) months from the date hereof, and thereafter 1,000,000 of the Options at $0.30 per share and 1,000,000 of the Options at $0.40 per share, shall vest on the two year anniversary of the date hereof. Notwithstanding the foregoing, if this Agreement is terminated for any reason, except for termination by Employer Without Cause (defined below), all unvested Options shall terminate and be of no force or effect. The Options shall expire ten (10) years from the date hereof, and shall be of no force or effect thereafter. In connection with Employee’s agreement to accept the Options hereunder, Employee agrees and acknowledges the following:

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(i)	Employee is aware of Employer’s business affairs and financial condition, and has been advised to review Employer’s SEC filings, which may be accessed online at www.sec.gov. Employee has had an opportunity to ask questions and receive answers from Employer regarding its business and the Options.

(ii)	Employee acknowledges that the acceptance of the Options involves a high degree of risk, and that the stock to be issued in connection therewith may need to be held for an indefinite period of time.

(iii)	Employee acknowledges that he is acquiring the Options for his personal account, for investment purposes only, and not with a view to or for resale in connection with any distribution of the Options. Employee also understands that the Options and the shares to be issued in connection with the Options will not be registered under federal or state securities laws by reason of specific exemptions thereunder.

(iv)	Employee understands that the Options to be issued and shares to be issued in connection therewith are “restricted securities” under applicable federal securities laws and that Employee may dispose of the shares only pursuant to an effective registration statement under federal securities laws or exemption therefrom.

4.3     Bonus. Employee shall be eligible to receive bonus compensation based upon achievement of certain Company goals and Executive’s performance (“Bonus Compensation”). Notwithstanding the terms of this Section 4.3, if this Agreement is terminated for any reason prior to the completion of the Term, except for termination by Employer Without Cause (defined below), Employee shall no longer be entitled to any further Bonus Compensation otherwise payable following termination by Employer for any reason except for Without Cause. Employer will award Bonus Compensation to Employee as follows:

(i)	For any lease-based contracts for Employer’s AOT Technology, sourced by Employee for Employer, Employee shall receive eight percent (8%) of gross cash flow for eligible contracts signed by the Employer in the first year of the Term, and six percent (6%) of gross cash flow for eligible contracts signed by Employer in the second year of the Term. Any payments due to Employee under this Section 4.3(i) shall be made to Employee on a quarterly basis for so long as the lease contract shall remain in effect.

(ii)	For any AOT Technology sales or other non-lease contracts sourced by Employee for Employer during the Term, Employee shall receive a one-time payment of ten percent (10%) of the net profit of the sale or contract. Any payments due to Employee under this Section 4.3(ii) shall be made with sixty (60) days of receipt of the monies by Employer under the terms of the sale or contract.

4.4      Reimbursement of Expenses. Employer agrees to pay, or promptly to reimburse, Employee for all reasonable out-of-pocket business expenses incurred by Employee in connection with the performance of his duties hereunder, including business-related entertainment expenses, travel expenses, food and lodging while away from home, all subject to such reasonable policies as Employer may from time to time determine. Employee agrees that prior to incurring any expense or debt on behalf of Employer, Employee shall comply with such approval policies and procedures as Employer establishes from time to time.

4.5     Health Benefits. Employee shall be eligible to receive monthly health benefits, including payment of health insurance premiums, in an amount not to exceed $888.00 per month. Notwithstanding any other provision in this Agreement, the Employee may elect to participate in, and apply this health benefits allocation to, any group health insurance plan which may be offered to employees of the Company. If the Employee elects not to participate in such group health insurance plan, the Employee shall be paid on the last day of each month during the Term the lesser of (i) $888.00 and (ii) the sums paid by the Executive in connection with maintain private health insurance for the Executive.

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5.     Other Benefits.

5.1     General. In addition to any specific benefits herein granted to Employee, Employee shall be entitled to participate in all benefit programs, if any, such as pension or retirement plans, profit-sharing plans, life insurance, and any other plans or benefits, that Employer provides from time to time to its employees, subject to the terms and conditions of Employer’s policies and benefit plans.

5.2      Vacation. For work performed, Employee shall earn paid vacation at the rate of two (2) weeks for each calendar year, or prorated portion thereof, as applicable, of his employment. Any vacation time not taken in the year during which it accrues shall cumulate until taken, up to a maximum of four (4) weeks. Once the maximum accrual amount is reached, no further vacation time shall be earned until some vacation is used, and the amount of accrued vacation falls below the permitted maximum. Vacations shall be taken at a time and for a period reasonably convenient to Employer. Except as provided herein, vacation shall be governed by Employer’s standard policy on vacation for all full time employees.

5.3     Illness. Employee shall be entitled to six (6) days per year as sick leave with full pay. Sick leave may not be cumulated.

6.     Termination of Employment by Employer. Employer may terminate Employee’s employment only for the following reasons:

6.1     Death. Upon the death of the Employee.

6.2     Disability. After any disability that prevents Employee from fulfilling the essential duties of his position for more than three (3) consecutive months, unless otherwise required by law. It is understood and agreed that Employee will, during the three (3) month period, be provided all vacation time, sick leave and benefits, and any reasonable accommodations that are legally required, and will also be provided during the three (3) month period, subject to Section 7, below, all Base Salary. As used herein, the term “disability” means an illness, injury or similar incapacity of Employee, including, without limitation, physical or mental incompetence, by reason of which Employee is rendered substantially unable to perform his duties hereunder during any consecutive three (3) month period. Employee agrees first to submit to a medical examination by a physician or health care provider selected and paid for by Employer, and any follow up examinations that may be reasonably necessary, solely for the purpose of determining the issue of disability. Thereafter, any dispute as to Employee’s disability shall be determined by arbitration pursuant to Section 8.5 hereof.

6.3     For Cause. As used herein, “Cause” for termination shall mean Employee’s employment is terminated because Employee has: (a) committed any act or omission constituting a material breach of this Agreement; (b) engaged in gross negligence or willful misconduct in connecition with the Company’s business; (c) been convicted of, or plead guilty or nolo contender in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft; (d) has committed any intentional act of embezzlement, theft, misappropriation of Employer’s funds, dishonesty, fraud or unauthorized use of Employer’s funds or property; or (e) undertaken any act injurious to the Company’s business, including insubordination or failure to follow a directive of the Employer’s Board of Directors.

6.4     Without Cause. As used herein, “Without Cause” shall mean any termination by Employer, except for termination for Cause, death or disability.

7.     Effect of Termination.

7.1     Termination Due to Death or Disability. If Employee’s employment is terminated pursuant to any of Section 6.1 or 6.2 hereof, Employee (or his estate) shall be entitled only to his Base Salary, all earned but unpaid Bonus Compensation, and all compensation attributable to accrued but unused vacation and sick leave, prorated up through the date of such termination. Subject to Section 8.6, as applicable, all other rights and obligations of Employer to Employee and Employee to Employer under this Agreement shall be completely extinguished.

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7.2     Termination For Cause. If Employee’s employment is terminated pursuant to Section 6.3 (for Cause), Employee shall be entitled only to his Base Salary and all compensation attributable to accrued but unused vacation and sick leave, prorated through the date of termination for Cause. Subject to Section 8.6, as applicable, all other rights and obligations of Employer to Employee and Employee to Employer under this Agreement shall be completely extinguished.

7.3     Employee’s Resignation. In the event Employee resigns from employment prior to the end of the Term of this Agreement for any reason, Employee shall be entitled only to his Base Salary, all earned but unpaid Bonus Compensation, and all compensation attributable to accrued but unused vacation and sick leave, prorated through the last day of employment. Subject to Section 8.6, as applicable, all other rights and obligations of Employer to Employee and Employee to Employer under this Agreement shall be completely extinguished.

7.4     Without Cause. If Employee’s employment is terminated Without Cause, Employer shall be obligated to pay Employee his Base Salary through the date of expiration of the Term, all earned but unpaid Bonus Compensation, and all compensation attributable to accrued but unused vacation and sick leave, prorated up through the date of termination. Subject to the terms of Section 4.2, all unvested Options shall immediately vest.

8.     Miscellaneous.

8.1     Captions. The captions of the sections hereof are included for convenience only and shall not affect the construction or interpretation of any provisions hereof.

8.2     Notices. All notices, requests, demands, consents, approvals and other communications required or permitted under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by courier, by fax (if a fax number is indicated and confirmation of the transmission is received by the sender) or three days after being mailed, certified or registered, postage prepaid, return receipt requested, to the party to whom the same is so delivered or mailed, as follows:

8.2.1	If to Employer:
QS Energy, Inc.

Attn:
Michael McMullen, CFO

8.2.2	If to Employee:

JASON LANE

or to such other address or fax number as any of the above shall have specified by notice duly given hereunder.

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8.3     Severability. Should any provisions or portion of this Agreement be held unenforceable or invalid for any reason by an arbitrator or court of competent jurisdiction, that provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being the intention of the parties that they should receive the benefits contemplated by this Agreement to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of the arbitrator or court, the provision shall be deemed deleted and the validity and enforceability of the remaining provisions and portions of this Agreement shall be unaffected by such holding.

8.4     Waivers. Neither party hereto shall be deemed as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by the other party hereto: (a) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (b) to have modified, changed, amended, terminated, rescinded, or superseded any of the terms of this Agreement, unless such waiver modification, etc. is expressed, in writing and signed by the party that is to be bound thereby. No single or partial exercise by either party hereto of any right or remedy will preclude any other or further exercise thereof or preclude the exercise of any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against the other party.

8.5     Arbitration.

8.5.1     Arbitrable Claims. To the fullest extent permitted by law, all disputes between Employee (and his heirs and assigns) and Employer relating in any manner whatsoever to the employment or termination of Employee by Employer, including, without limitation, all disputes arising under this Agreement (“Arbitrable Claims”), shall be resolved by arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, to the fullest extent permitted by law and excepting claims under applicable workers’ compensation law and unemployment insurance claims.

8.5.2     Procedure. Arbitration of Arbitrable Claims shall be in accordance with the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. The Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Agreement shall be conducted in Los Angeles County, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

8.5.3     Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs and fees to the same extent that, but not greater than, a state or federal district court in California would have. The fees of the arbitrator shall be split between both parties equally, unless this would render this Section of Arbitration unenforceable, in which case the arbitrator shall apportion said fees and any statutory remedies so as to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable. Upon completion of the arbitration proceedings, the arbitrator shall issue a written report to both parties which reveals the essential findings and conclusions upon which any award was based.

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8.6     Continuing Obligations. The rights and obligations of Employee and Employer set forth in Section 2 and subparts (Confidential Information), Section 4 and subparts (Compensation), Section 7 and subparts (Effect of Termination) and Section 8 and subparts (including Arbitration and other Miscellaneous provisions) and any other provision which by its terms are intended to continue shall survive the termination of Employee’s employment and the expiration of this Agreement to the extent reasonably necessary to enforce the terms of this Agreement.

8.7     Attorney’s Fees. In the event that either of the parties hereto (or any successor thereto) resorts to legal action, including arbitration, in order to enforce, defend or interpret any of the terms or the provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys fees if otherwise provided by law and the arbitrator determines such an award is warranted. In addition, when attorneys fees are awarded by the arbitrator, the prevailing party shall be entitled to recover from the non-prevailing party post-judgment attorneys’ fees incurred by the prevailing party in enforcing a judgment against the non-prevailing party. Notwithstanding anything in this Agreement to the contrary, the provisions of the preceding sentence are intended to be severable from the balance of this Agreement, shall survive any judgment rendered in connection with the aforesaid legal action, and shall not be merged into any such judgment.

8.8     Entire Agreement; Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter herein and supercedes all prior or contemporaneous oral or written understandings and agreements of the Parties. This Agreement cannot be amended or terminated orally, but only by a writing duly executed by the parties hereto.

8.9     Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the state of California.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

“EMPLOYER”

QS ENERGY, INC.

By:	/s/ MICHAEL MCMULLEN
Michael McMullen, CFO

“EMPLOYEE”

/s/ JASON LANE
Jason Lane

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